EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ATC HEALTHCARE, INC.


         The undersigned, being the President and the Secretary, respectively, of ATC Healthcare, Inc. (the "Corporation"), hereby certify that:

         1. The first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

         FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is 51,564,936, consisting of 50,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 1,554,936 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock", and collectively with Class A Common Stock, "Common Stock"), and 20,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         2. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned have executed this document and affirm that the facts contained therein are true under penalties of perjury.

Dated:  August 21, 2006


                                                     /s/ Stephen Savitsky
                                                     ---------------------------
                                                     Stephen Savitsky, President

Attest:

/s/ David Savitsky
------------------
David Savitsky, Secretary

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